EXHIBIT 16
[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]
October 14, 2005
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Gentlemen:
We have read the statements made by Smith & Wesson Holding Corporation (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Current Report on Form 8-K of Smith & Wesson Holding Corporation dated October 11, 2005. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCoopers LLP

cc:	John A. Kelly, Chief Financial Officer Smith & Wesson Holding Corporation